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                    Fedders to Submit Compliance Plan to NYSE

"Liberty Corner, NJ - February 9, 2006-- Fedders Corporation (NYSE: FJC), a leading global manufacturer of air treatment products, including air conditioners, furnaces, air cleaners, dehumidifiers and humidifiers for residential, commercial and industrial markets today announced that it has been notified by the New York Stock Exchange that it is currently not in compliance with the NYSE's continued listing standards. The company is considered "below criteria" by the NYSE since, over a 30 trading-day period, its average global market capitalization was less than $75 million, as of January 30, 2006 and its stockholders' equity was less than $75 million as of its September 30, 2005 Form 10-Q.

      In accordance with the NYSE's rules, the company intends to submit a business plan to the NYSE within 45 days that will demonstrate compliance with the continued listing standards within 18 months. The Company believes that, as a result of the previously announced identified cost savings in excess of $20 million, in part related to consolidations in its operating units, and its focus on growth and profitable business, the business plan it submits to the NYSE will demonstrate compliance with the listing standards within the required timeframe.

      Following receipt of the plan, the NYSE will make a determination to either accept the business plan, at which time the company will be subject to quarterly monitoring for compliance with the business plan, or it will not accept the business plan, at which time it will be subject to suspension by the NYSE and delisting by the SEC.

      Beginning on February 13, 2006, the NYSE will make available on its consolidated tape an indicator, ".BC," to reflect that the Company is below the NYSE's quantitative listing standards. The indicator will be removed at such time as the Company is deemed compliant with the NYSE's continued listing standards."
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